Exhibit 99.1

MONARCH ANNOUNCES OPTION TO ACQUIRE LAND PARCEL
CONTIGUOUS TO RIVIERA BLACK HAWK

RENO, NV — October 4, 2011 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (“Monarch”), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, today announced that it has entered into an option to purchase 1.5 acres of developable land contiguous to the Riviera Black Hawk casino (the “Option Agreement”) from the Black Hawk-Central City Sanitation District (“BHCCSD”). The Option Agreement may be exercised in the fourth quarter of 2011 for $6.0 million plus a $2.3 million assessment by the City of Black Hawk for improvements to the street adjacent to the BHCCSD parcel and the Riviera Black Hawk.

“The acquisition of this parcel would allow us to nearly double the existing Riviera Black Hawk footprint. It would afford us the ability to enhance the overall potential of the Riviera Black Hawk business opportunity and become one of the key players in the Black Hawk market,” said John Farahi, Co-Chairman and Chief Executive Officer of Monarch.

On September 29, 2011, Monarch announced that it had entered into definitive purchase agreement (“Stock Purchase Agreement”) to acquire Riviera Black Hawk, Inc. from Riviera Operating Corporation and Riviera Holdings Corporation. Subject to the terms of the Stock Purchase Agreement and satisfaction of various closing conditions, including the receipt of regulatory approvals, that transaction is expected to close before the end of the second quarter of 2012.

Monarch, through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. Monarch and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) receipt of regulatory approvals, (ii) completion of the new revolving credit facility; (iii)

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compliance with all conditions to closing set forth in the Option Agreement and Stock Purchase Agreement, (iv) plans, objectives and expectations regarding Monarch’s intended acquisition, (v) economic and market conditions, and (vi) integration of the acquired company’s business. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect Monarch or Riviera is included in the respective Securities and Exchange Commission filings, which are available on Monarch’s website at www.MonarchCasino.com.

Contacts:

Lee Hernandez, Director of Planning & Analysis at (775) 335-4700 or LHernandez@MonarchCasino.com

Ron Rowan, CFO of Monarch at (775) 825-4700 or RRowan@MonarchCasino.com

John Farahi, CEO of Monarch at (775) 825-4700 or JFarahi@MonarchCasino.com

For additional information visit Monarch’s website at MonarchCasino.com